LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, as amended (the “Agreement”). RIC advises you that it is creating two new funds to be named the Russell Tax-Managed International Equity Fund and the Russell Multi-Strategy Income Fund (the “New Funds”). RIC desires RFSC to provide administrative services to the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged by RFSC in return for its services shall be as set forth below, per Section 6.A.(1) Table 2 of the Letter Agreement dated May 20, 2014 and effective June 1, 2014.

Table 2

Fee Schedule (Non-Funds of Funds)

Russell Investment Company Non-Funds of Funds Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
First $17.5 ($0 to $17.5)	5.00
Next $10 (>$17.5 to $27.5)	4.75
Next $10 (>$27.5 to $37.5)	4.50
Next $12.5 (>$37.5 to $50)	4.25
Greater than $50	4.00

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this day of , 2015.

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh President